Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2017	Quarter Ended June 30, 2016
Diluted earnings per share	$0.63	$0.59
Net Income	$1,726,000	$1,611,000
Return on average common equity	10.15%	10.14%
Return on average assets	1.01%	1.00%

Millersburg, Ohio – July 25, 2017 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced second quarter 2017 net income of $1,726,000, or $.63 per basic and diluted share, as compared to $1,611,000, or $.59 per basic and diluted share, for the same period in 2016. For the six month period ended June 30, 2017 net income totaled $3,456,000, compared to $3,091,000 for the same period last year an increase of 12%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.15% and 1.01%, respectively, compared with 10.14% and 1.00% for the second quarter of 2016.

Eddie Steiner, President and CEO stated, “Six month revenue is 9% ahead of last year’s midpoint on the strength of 11% growth in average loan balances and an increase in net interest margin. Business, homeowner and consumer lending platforms are all contributing to this loan growth.”

Revenue, on a fully-taxable equivalent basis, totaled $7.1 million during the quarter, a 7% increase from the prior-year second quarter. Net interest income increased $504 thousand, or 9%, in the second quarter of 2017 compared to the same period in 2016. Loan interest income including fees increased $618 thousand during second quarter 2017 as compared to the same quarter in 2016. This increase was driven partially by an increase in average loan volume of $43 million across all categories of loans as well as in increase of 9 basis points in loan yield. The net interest margin of 3.75% compared favorably to 3.65% for second quarter 2016.

Noninterest income declined by $37 thousand, or 3%, in the second quarter of 2017 compared to 2016. The decrease reflects a $66 thousand drop in trust and brokerage fees a result of broker and administrative changes within the unit which have been completed late in second quarter 2017. The decrease in other income was partially offset by growth in cash surrender value of life insurance and increases in debit card fee income. During 2016 a write-down of fixed assets of $25 thousand occurred during second quarter which did not recur in 2017.

Noninterest expense amounted to $3.7 million during the quarter, a decrease of $374 thousand, or 9%, from second quarter 2016. This decrease primarily results from CSB reversing a $540 thousand provision for unfunded loan commitments as a previously impaired commercial line of credit is currently drawn. Salary and employee benefits rose $173 thousand, or 8%, on a quarter over prior year quarter with increases in salary, healthcare, and employment taxes. The Company’s second quarter efficiency ratio amounted to 51.5% as compared to 60.8% for the same quarter in the prior year and improved to 58.4% for the current six month period as compared to 61.5% in the first six months of 2016.

Federal income tax provision totaled $751 thousand in second quarter 2017, compared to $705 thousand for the same quarter in 2016 reflecting a slightly decreased effective tax rate in 2017 from an increase in nontaxable income.

Average total assets during the quarter amounted to $686 million, an increase of $40 million, or 6%, above the same quarter of the prior year. Average loan balances of $490 million increased $43 million, or 10%, from the prior year second quarter while average securities balances of $133 million decreased $17 million, or 12%, as compared to second quarter 2016.

Average commercial loan balances for the quarter, including commercial real estate, increased $19 million, or 6%, from prior year levels. Average residential mortgage balances increased $18 million, or 21%, over the prior year’s quarter. Average home equity balances increased $2 million, or 4%, and average consumer credit balances increased $4 million, or 36%, versus the same quarter of the prior year.

Delinquent loan balances as of June 30, 2017 amounted to 1.31% of total loans as compared to 0.82% at June 30, 2016. Nonperforming assets totaled $6.0 million, or 1.21%, of total loans plus other real estate, an increase of $3 million over June 30, 2016. The allowance for loan losses amounted to 1.26% of total loans on June 30, 2017 as compared to 1.14% at June 30, 2016.

Net loan losses recognized during second quarter 2017 were $10 thousand, or 0.01% annualized, compared to second quarter 2016 net loan losses of $14 thousand.

Average deposit balances for second quarter 2017 totaled $542 million, an increase of $27 million, or 5%, from the prior year’s second quarter. Within the deposit category, average noninterest-bearing account balances for the second quarter increased by $18 million, or 12%, above the same period in the prior year. Average interest-bearing checking, money market, and traditional savings balances increased $15 million, or 6%, from year ago levels, while average time deposit balances decreased $6 million, or 5%, from second quarter 2016. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the second quarter of 2017 increased by $4 million, or 8%, compared to the average for the same period in the prior year. Repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $68.7 million on June 30, 2017 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 9.2% on June 30, 2017 and June 30, 2016. The Company declared a second quarter dividend of $0.20 per share producing an annualized yield of 2.6% based on the June 30, 2017 closing price of $30.60.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $697 million as of June 30, 2017. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2017	2017	2016	2016	2016	2017	2016
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months

Net interest income FTE (a)	$6,046	$5,955	$6,022	$5,597	$5,539	$12,001	$10,912
Provision for loan losses	845	(160)	—	164	165	685	329
Other income	1,060	1,106	1,112	1,095	1,097	2,166	2,089
Other expenses	3,688	4,646	4,210	3,994	4,062	8,334	8,051
FTE adjustment (a)	96	93	91	100	93	189	181
Net income	1,726	1,730	1,953	1,694	1,611	3,456	3,091
Diluted earnings per share	0.63	0.63	0.72	0.61	0.59	1.26	1.13

PERFORMANCE RATIOS
Return on average assets (ROA)	1.01%	1.05%	1.17%	1.03%	1.00%	1.03%	0.97%
Return on average common equity (ROE)	10.15%	10.54%	11.76%	10.29%	10.14%	10.34%	9.83%
Net interest margin FTE (a)	3.75%	3.85%	3.83%	3.61%	3.65%	3.80%	3.61%
Efficiency ratio	51.49%	65.39%	58.59%	59.23%	60.76%	58.42%	61.46%
Number of full-time equivalent employees	169	164	165	165	166

MARKET DATA
Book value/common share	$25.06	$24.41	$23.85	$23.98	$23.49
Period-end common share mkt value	30.60	31.00	31.00	25.17	25.20
Market as a % of book	122.11%	127.00%	129.98%	104.96%	107.28%
Price-to-earnings ratio	11.81	12.16	12.60	10.80	11.00
Cash dividends/common share	$0.20	$0.20	$0.20	$0.20	$0.19	$0.40	$0.38
Common stock dividend payout ratio	31.75%	31.75%	27.78%	32.79%	32.20%	31.75%	33.63%
Average basic common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,741,811
Average diluted common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,741,811
Period end common shares outstanding	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$83,913	$85,010	$85,010	$69,022	$69,104

ASSET QUALITY
Gross charge-offs	$34	$13	$44	$346	$18	$47	$28
Net charge-offs (recoveries)	10	(323)	(289)	318	14	(313)	(165)
Allowance for loan losses	6,289	5,454	5,291	5,002	5,156
Nonperforming assets (NPAs)	6,036	4,909	1,684	2,849	2,806
Net charge-off (recovery) /average loans ratio	0.01%	(0.27)%	(0.25)%	0.27%	0.01%	(0.13)%	(0.08)%
Allowance for loan losses/period-end loans	1.26	1.13	1.11	1.08	1.14
NPAs/loans and other real estate	1.21	1.02	0.35	0.62	0.62
Allowance for loan losses/nonperforming loans	104.19	111.10	314.19	177.61	188.59

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.20%	9.17%	9.07%	9.34%	9.19%
Average equity to assets	9.93	9.98	9.95	10.02	9.88
Average equity to loans	13.90	13.85	14.25	14.33	14.29
Average loans to deposits	90.42	90.45	87.15	87.89	86.71

AVERAGE BALANCES
Assets	$686,403	$666,650	$664,158	$653,635	$646,642	$676,655	$643,656
Earning assets	646,859	627,520	625,320	616,555	610,138	637,242	607,524
Loans	490,359	480,656	463,725	456,865	447,009	485,534	437,462
Deposits	542,308	531,380	532,102	519,828	515,511	531,380	513,851
Shareholders’ equity	68,184	66,560	66,094	65,471	63,877	67,377	63,251

ENDING BALANCES
Assets	$696,891	$679,437	$669,978	$654,391	$649,890
Earning assets	657,249	640,113	631,069	617,264	610,221
Loans	498,625	480,709	475,449	463,211	450,789
Deposits	547,104	542,180	540,785	522,240	516,497
Shareholders’ equity	68,726	66,927	65,415	65,751	64,407

NOTES:

(a) – Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30,	June 30,
(Dollars in thousands, except per share data)	2017	2016
ASSETS
Cash and cash equivalents
Cash and due from banks	$15,445	$16,859
Interest-earning deposits in other banks	23,351	11,268
Federal Funds Sold	—	—

Total cash and cash equivalents	38,796	28,127
Securities
Available-for-sale, at fair-value	103,058	119,355
Held-to-maturity	27,169	23,845
Restricted stock, at cost	4,614	4,614

Total securities	134,841	147,814
Loans held for sale	432	350
Loans	498,625	450,789
Less allowance for loan losses	6,289	5,156

Net loans	492,336	445,633
Goodwill and core deposit intangible	5,053	5,172
Bank owned life insurance	13,045	10,222
Premises and equipment, net	8,633	8,660
Accrued interest receivable and other assets	3,755	3,912

TOTAL ASSETS	$696,891	$649,890

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$169,241	$156,365
Interest-bearing	377,863	360,132

Total deposits	547,104	516,497

Short-term borrowings	56,932	54,125
Other borrowings	21,781	12,574
Accrued interest payable and other liabilities	2,348	2,287

Total liabilities	628,165	585,483

Shareholders’ equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2017 and 2016	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	44,987	40,079
Treasury stock at cost – 238,360 shares in 2017
and 2016	(4,784)	(4,784)
Accumulated other comprehensive income	79	668

Total shareholders’ equity	68,726	64,407

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$696,891	$649,890

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Year ended
(Unaudited)	June 30,		June 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
Interest and dividend income:
Loans, including fees	$5,584	$4,966	$11,033	$9,708
Taxable securities	598	662	1,196	1,398
Nontaxable securities	174	165	339	319
Other	57	20	91	49

Total interest and dividend income	6,413	5,813	12,659	11,474

Interest expense:
Deposits	307	250	574	509
Other	156	117	273	234

Total interest expense	463	367	847	743

Net interest income	5,950	5,446	11,812	10,731
Provision for loan losses	845	165	685	329

Net interest income after provision
for loan losses	5,105	5,281	11,127	10,402

Noninterest income
Service charges on deposits accounts	268	288	559	566
Trust services	152	218	359	444
Debit card interchange fees	296	271	584	533
Gain on sale of loans	61	118	103	150
Gain on sale of securities	—	—	—	—
Other	283	202	561	396

Total noninterest income	1,060	1,097	2,166	2,089

Noninterest expenses
Salaries and employee benefits	2,472	2,299	4,931	4,626
Occupancy expense	214	233	424	477
Equipment expense	171	169	341	343
Professional and director fees	234	189	403	363
Software expense	203	198	413	384
Marketing and public relations	89	143	167	228
Debit card expense	141	114	271	218
Provision for unfunded loan commitments	(540)	—	—	—
Other expenses	704	717	1,384	1,412

Total noninterest expenses	3,688	4,062	8,334	8,051

Income before income tax	2,477	2,316	4,959	4,440
Federal income tax provision	751	705	1,503	1,349

Net income	$1,726	$1,611	$3,456	$3,091

Net income per share:
Basic	$0.63	$0.59	$1.26	$1.13

Diluted	$0.63	$0.59	$1.26	$1.13